Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Corgenix Medical Corporation:

We consent to the use of our report dated October 11, 2004, with respect to the consolidated balance sheets of Corgenix Medical Corporation and subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended, included in the registration statement on Form SB-2 (No. 333-126115).

Our report refers to a change in the method of accounting for goodwill in 2003.

                                                                                                                                                /s/ KPMG LLP

                                                                                                                                                KPMG LLP

Denver, Colorado

July 26, 2005